Exhibit 21.1 - List of Subsidiaries

Name                                           Percentage Owned
Diversified Product Inspections, Inc. (DPI)    100%
Dalian Diversified Product Inspections
Bimetallic Cable, Co., Ltd. (Dalian DPI)       100%
Dalian Fushi Bimetallic Wire
Manufacturing, Co., Ltd. (Dalian Fushi)        100% (controlled by Dalian DPI
                                               through contractual arrangements)